Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

WILLSCOT MOBILE MINI HOLDINGS CORP.

WillScot Mobile Mini Holdings Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), DOES HEREBY CERTIFY as of June 3, 2022, as follows:

FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

Paragraph 2 of Article VII thereof shall read in its entirety as follows:

“2. Number; Term; Election; Qualification. The number of directors that constitutes the Board shall be fixed from time to time by resolution of the Board in accordance with the Bylaws, and shall consist of not less than three or more than thirteen directors. Each director shall be elected at each annual meeting of stockholders and shall hold office until the following annual meeting of stockholders. The term of each director serving as of and immediately following the date of the 2021 annual meeting of stockholders shall expire at the 2022 annual meeting of stockholders, notwithstanding that such director may have been elected for a term that extended beyond the date of the 2022 annual meeting of stockholders. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.”

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed on its behalf as of the date first indicated above.

By:	/s/ Hezron Timothy Lopez
	Name:	Hezron Timothy Lopez
	Title:	Executive Vice President, Chief Legal & Compliance Officer & ESG

[Signature Page to Certificate of Amendment]